Exhibit 99.1

Company/Investor Contact:

Charles Jones

CJones & Associates Public Relations

888-557-6480

305-987-7418

cjones@cjonespr.com

Hemispherx Biopharma Announces Corporate Progress and Financial Results for the
Six Months Ended June 30, 2017

The Company has Generated Revenues and Advanced in R&D for Intranasal Ampligen and in Immuno-Oncology

Conference Call Scheduled for Tuesday, August 15th at 1:00 PM EDT

PHILADELPHIA – August 15, 2017 – Hemispherx Biopharma (NYSE MKT: HEB): This quarter we see Ampligen® potentially repurposed beyond the single indication of Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS), to maximize the potential of this proven immunotherapeutic in indications in which a healthier and more stimulated immune system can play an important role in successful outcomes. We have made Ampligen® available in an Early Access Program for pancreatic cancer patients, looking at quality of life measures and collecting immunological data which we hope will help direct research into combinational therapies for this and other lethal solid tumors. We also see future opportunities for Ampligen® as a potential immune-enhancing vaccine adjuvant. As we recently announced, we believe that the intranasal human safety study of Ampligen® plus FluMist® known as AMP-600 indicates that intranasal Ampligen® is generally well-tolerated. Finally, this quarter we have made significant steps toward a potential New Drug Application in Canada for ME/CFS by working with patient advocacy groups and doctors, led by Millions Missing Canada.

Hemispherx announced its financial results for the six months ended June 30, 2017. The net loss was approximately $5,014,000 or ($0.19) per share as compared to a net loss of $3,467,000 or ($0.16) per share for the same six month period in 2016. Cash, cash equivalents and marketable securities were approximately $3,211,000 at June 30, 2017 as compared to $5,868,000 as of December 31, 2016.

Revenues from our Ampligen® Cost Recovery Program were $213,000 and $15,000 for the three months ended June 30, 2017 and 2016, respectively, primarily due to our Early Access Program, through our agreement with MyTomorrows, designed to enable access of Ampligen® to pancreatic cancer patients in the Netherlands. The increase in revenues of $198,000 is an increase of 1,320%. Revenues from our Ampligen® Cost Recovery Program were $297,000 and $54,000 for the six months ended June 30, 2017 and 2016, respectively. The increase in revenues of $243,000 is an increase of 450%.

We intend to continue our pursuit of profitable self-sufficiency while seeking FDA approval of Ampligen® in the United States and rapid expansion of our European operations.

Conference Call Information

Date:	Tuesday, August 15, 2017
Time:	1:00 PM EDT
Dial-in numbers:	800-346-7359 (domestic)
973-528-0008 (international)
Conference number:	27781
Audio Replay:	http://ir.hemispherx.net/Events_Presentations

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutic rintatolimod (tradenames Ampligen® or Rintamod®). Rintatolimod is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS). Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because rintatolimod is experimental in nature, it is not designated safe and effective by the FDA for general use and is legally available only through clinical trials.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In addition to the risk factors identified from time to time in our reports filed with the Securities and Exchange Commission, no assurance can be given that Ampligen® will prove effective in the treatment of pancreatic cancer or any other additional indications or that additional testing will confirm that it is effective when administered intranasally. Moreover, conducting such studies will require Hemispherx to obtain additional financing and no assurance can be given that such funding will be available. While Hemispherx had begun to generate revenues from Ampligen®, no assurance can be given that revenues will continue or grow. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.